Exhibit (r)(2)

FORUM CAPITAL ADVISORS, LLC

CODE OF ETHICS

CONFIDENTIAL

APRIL 2021

This Code of Ethics (“Code”) has been prepared for the sole and exclusive use of Forum Capital Advisors, LLC. All information contained herein is confidential and proprietary and may not be disclosed to anyone or otherwise shared or disseminated in any way, except as otherwise required by law, without the prior written permission of the current Chief Compliance Officer.

TABLE OF CONTENTS

1.	Overview	3
Whistleblower Policy		3
2.	Definitions	4
3.	Fiduciary Obligations	5
Standards of Business Conduct		6
4.	Material Nonpublic Information (“MNPI”)	6
Background		6
Prohibition on Insider Trading		7
What is Material, Nonpublic Information?		7
Insider Information Policy		7
5.	Disclosure of Conflicts	9
Personal Trading		9
Outside Business Activities and Interests		11
Gifts and Entertainment		12
Political Contributions		13
6.	Disciplinary Actions and Sanctions	13
7.	Code Notification and Access Person Certifications	14
8.	Recordkeeping and Review	14

1. Overview

This Code of Ethics (“Code”) has been prepared to assist members, employees, and officers of Forum Capital Advisors, LLC (together with its affiliates, as the context requires, “FCA” or the “Adviser”) in complying with applicable securities laws and consistent with sound business practices.

FCA has a fiduciary responsibility to our clients and we must abide by certain other compliance requirements applicable to all investment advisers under the Advisers Act, including anti-fraud rules and pay-to-play provisions. Furthermore, FCA is adopting certain “best practices” as described in this Code of Ethics and FCA’s Compliance Manual.

These guidelines are not intended to address every situation. Supervised Persons1 are expected to obey all securities laws. FCA recognizes its need to respond flexibly to dynamic business needs and circumstances. Accordingly, FCA reserves the right to revoke, modify, interpret, and apply its guidelines, policies, or procedures at its sole discretion, and without prior notice. This Code is not intended to be a contract or legally binding agreement, nor does it promise specific treatment in specific situations.

If a Supervised Person acts in a manner contrary to the Code, he or she could be subject to disciplinary sanctions depending on the evaluation of the circumstances. The standards of conduct set forth herein are applied fully and fairly without reliance upon technical distinctions to justify questionable conduct. Inadvertent Code violations are considered extremely serious. For more information or questions about this Code, please consult the Chief Compliance Officer.

This Code will be reviewed at least annually to evaluate its adequacy and the effectiveness of its implementation considering the issues arising during the previous year, evolution of FCA’s business activities, and changes in applicable regulatory requirements.

Whistleblower Policy

Any violation of this Manual should be reported promptly to the Chief Compliance Officer. In compliance with the SEC’s prohibition on retaliation against whistleblowers, no Supervised Person who in good faith reports a suspected policy violation or otherwise cooperates with FCA shall suffer harassment, retaliation, or adverse employment consequences. Any intimidation, coercion, or discrimination of any kind against any individual who reported any policy violation will not be tolerated. Any Supervised Person who retaliates against someone who has reported a violation in good faith is subject to discipline up to and including termination of employment. This whistleblower policy is intended to encourage and enable all Supervised Persons and others to raise serious concerns within FCA prior to seeking outside resolution.

FAILURE TO COMPLY WITH THE RULES AND REQUIREMENTS SET FORTH IN THIS MANUAL CONSTITUTES A BREACH OF A SUPERVISED PERSON’S OBLIGATION TO CONDUCT THEMSELF IN ACCORDANCE WITH FCA’S POLICIES AND PROCEDURES, AND IN CERTAIN CASES MAY RESULT IN A VIOLATION OF LAW. APPROPRIATE REMEDIAL ACTION BY FCA MAY INCLUDE, WITHOUT LIMITATION, CENSURE, RESTRICTION ON ACTIVITIES, OR SUSPENSION OR TERMINATION OF EMPLOYMENT AND/OR ASSOCIATION WITH FCA.

The Chief Compliance Officer performs a key role in FCA’s overall compliance procedures and has been empowered with full responsibility and authority to develop and enforce appropriate policies and procedures. The Chief Compliance Officer is responsible for oversight and implementation of the compliance program and reports directly FCA’s Founding Partner and CEO. The Chief Compliance Officer may designate qualified employees of FCA and/or external resources which include compliance consultants to assist in the implementation and ongoing review of these responsibilities. The CEO of FCA has authorized such delegation and requires all employees and third parties involved in the implementation of the compliance program to handle these duties with the utmost care, escalate compliance program developments to the Chief Compliance Officer in a timely fashion, and document activities as directed under these policies.

[1]	Supervised Person is generally any employee of FCA, and it is broadly a regulatory term defined to mean any partner, officer, director, or employee of FCA; and any other person who provides investment advice on behalf of FCA and is subject to the supervision and control of FCA. Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons. All Access Persons of FCA are considered Supervised Persons.

2. Definitions

As used in the Code, the following terms have the following meanings:

Access Persons: include (1) any director, trustee, officer or general partner of the Adviser; (2) any employee of the Adviser who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (3) any employee of the Adviser who (a) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or portfolio holdings of any Client account; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; and (4) any other person who the Chief Compliance Officer determines to be an Access Person. All FCA Supervised Persons are considered Access Persons, a list of whom is maintained by the Chief Compliance Officer.

Automatic Investment Plan: means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

Beneficial Ownership: generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). However, any transactions or holdings reports required under this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

Chief Compliance Officer: means FCA’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the Chief Compliance Officer’s designee, as applicable.

Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Investment Company Act of 1940, as amended, (5) the Advisers Act; (6) Title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

Initial Public Offering or IPO: means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

Limited Offering: means an offering that is exempt from registration under Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. For greater clarity, Limited Offerings of securities issued by any private collective investment vehicle or unregistered hedge fund advised by FCA are included within the term “Limited Offering”.

MyComplianceOffice or MCO: FCA’s compliance management system used for monitoring and disclosure of compliance activities.

Non-Access Persons: include persons employed or outside parties engaged by FCA to support FCA business who (a) do not have access to nonpublic information regarding any Clients’ purchase or sale of securities, or portfolio holdings of any Client account; or (b) are not involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic. Non-Access Persons are subject to provisions of this Code, such as FCA’s insider trading policy, but are not subject to policies specific to Access Persons or other policies as determined by the CCO. Non-Access Persons may be asked from time to time to affirm to specified policies or non-disclosure agreements.

Purchase or Sale of a Security: includes, among other things, the writing of an option to purchase or sell a security.

Reportable Accounts: are accounts in which an employee or an employee’s immediate family member residing in the same household (e.g., spouse, dependent child) has the ability to trade “Reportable Securities” as defined in the next section. Reportable Accounts may include, but are not limited to, the following types of accounts:

●	Brokerage accounts
●	Any account for which the Supervised Person serves as a trustee, custodian, has power of attorney, or can otherwise exert direct or indirect influence or “control” over the account
●	Accounts that hold mutual funds where FCA is the investment adviser or serves as a sub-adviser, or principal underwriter for the fund
●	Other similar types of accounts

The following types of accounts would not be considered Reportable Accounts:

●	529 plans
●	Accounts that hold open end mutual funds

Reportable Security: means any Security as defined in Advisers Act Section 202(a)(18) and Advisers Act Section 2(a)(36) except: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end (but not including shares of exchange-traded funds (“ETFs”); and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

Security: means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, reorganization certificate or subscription, transferable share, shares of exchange-traded funds (“ETFs”), investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Supervised Person: is generally any employee of FCA, and it is broadly a regulatory term defined to mean any partner, officer, director, or employee of FCA; and any other person who provides investment advice on behalf of FCA and is subject to the supervision and control of FCA. Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons. All Access Persons of FCA are considered Supervised Persons.

3. Fiduciary Obligations

FCA and its Supervised Persons owe a fiduciary obligation to all Clients of FCA. As a fiduciary, FCA has an affirmative duty of utmost good faith to act solely in the best interests of its Clients and to make full and fair disclosure of all material facts, especially in situations where FCA’s or a Supervised Person’s interests may conflict with the interests of a Client.

The Chief Compliance Officer is responsible for determining whether a conflict of interest must be disclosed to Clients and/or Investors, whether consent for a transaction or outside activity is required and whether any other process should be implemented to address the conflict. In certain instances, disclosure to and consent of a Fund may be facilitated through the Fund’s advisory committee or another independent committee to the extent required or otherwise permitted by the applicable Fund’s investment management agreement, limited partnership agreement, and/or private placement memorandum (together, the “Governing Documents”). Revisions to a Fund’s Governing Documents are made (a) as necessary to disclose material changes to the Fund’s organization, management, operation, performance, financial condition, or investment strategy; and (b) as otherwise required by law. The Chief Compliance Officer oversees all such revisions.

Standards of Business Conduct

FCA values and maintains high standards of ethical conduct, premised on the principles of openness, integrity, honesty, and trust. FCA has an obligation to comply with federal securities laws, as it retains a fiduciary obligation to its Clients. We have adopted and implemented policies and procedures to prevent fraudulent, deceptive, and manipulative practices and to ensure compliance with federal securities laws and the fiduciary duties owed to our Clients. As such, all Supervised Persons are expected to meet not only the requirements of the law, but also the ethical ideals of FCA.

As fiduciaries, we have affirmative duties of care, honesty, loyalty, and good faith to act in the best interests of our Clients. Our Clients’ interests are paramount and come before our personal interests. This means that Employees must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients. We must also strive to identify and avoid conflicts of interest wherever such conflicts may arise.

Supervised Persons of FCA must not:

●	Take any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law;
●	Employ any device, scheme, or artifice to defraud a Client;
●	Make to a Client any untrue statement of a material fact or fail to state to a Client a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading;
●	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;
●	Engage in any manipulative practice with respect to a Client;
●	Use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or
●	Conduct personal activities in contravention of this Manual or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary;

To assure compliance with these restrictions and federal securities laws, as defined in this Manual, we have adopted, and agreed to be governed by, the provisions and procedures of this Manual. However, Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws and this Compliance Manual.

4. Material Nonpublic Information (“MNPI”)

Background

Section 204A of the Advisers Act includes a general requirement that all advisers subject to Section 204 (which includes ERAs) “establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse in violation of the Advisers Act or the Securities Exchange Act of 1934, or the rules or regulations thereunder, of material, nonpublic information by such investment adviser or any person associated with such investment adviser.”

FCA as adopted this policy based off the nature of our business to establish appropriate written policies designed to prevent the misuse of MNPI.

Trading securities (including equity and debt securities and derivative instruments), either personally or on behalf of others, while in possession of material, nonpublic information, or improperly communicating that information to others, is referred to as “insider trading.” Insider trading is a violation of federal securities statutes and therefore is a prohibited activity by FCA and each of its Supervised Persons and agents. FCA absolutely forbids insider trading.

Supervised Persons must notify the Chief Compliance Officer immediately if there is any reason to believe that a violation of FCA’s insider trading policy has occurred or may occur.

Prohibition on Insider Trading

Buying or selling securities of an issuer, personally or on behalf of others, while in possession of material, nonpublic information issuer is prohibited. If a Supervised Person has questions regarding the materiality or nonpublic nature of specific information, they should consult the CCO.

Disclosing or communicating material, nonpublic information to any person or entity except persons who need to know the information to perform their responsibilities, or the applicable issuer is prohibited. All such persons are subject to obligations of confidentiality with respect to such information and have agreed to or are otherwise obligated not to buy or sell securities of the applicable issuer while in possession of such information.

What is Material, Nonpublic Information?

Information is material if there is a “substantial likelihood” that a “reasonable investor” would consider it important in making an investment decision or the disclosure of the information would be “viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available”

Nonpublic information is information that is not generally available to the investing public. Information is “public” when it has been disseminated broadly to investors in the marketplace.

For purposes of this policy, the term ‘material information’ shall include but not be limited to:

●	Material, the use of which by an insider constitutes a violation of Section 10(b) of the Exchange Act and Rule 10(b) 5 thereunder;
●	Information, which in reasonable and objective contemplation might affect the value of the issuer’s stock or securities; or
●	Information which, if known, would clearly affect ‘investment judgment,’ or which directly bears on the intrinsic value of the issuer’s security. Material information need not be limited to information which is translatable into earnings.

Insider Information Policy

Illegal “Insider Trading” refers to buying or selling a security in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. Such misuse of material nonpublic information constitutes fraud under the securities laws of the United States and many other countries. Insider trading violations may also include “tipping” such information, securities trading by the person “tipped,” and securities trading by those who misappropriate such information.

FCA’s policy prohibits any Supervised Person from acting upon or otherwise misusing material nonpublic or inside information. Any Supervised Person who has reason to believe that he or she has access to material and nonpublic corporate information shall report the acquisition of that information in writing to the Chief Compliance Officer.

Keep in mind that FCA is routinely party to non-disclosure agreements, which when signed by an employee of FCA, may be applicable to all employees of FCA. If you are uncertain whether information is nonpublic or is subject to a non-disclosure agreement, you should contact the Chief Compliance Officer.

Insider trading undermines Investor confidence in the fairness and integrity of the securities markets. An “insider” would include corporate officers, directors and employees of a company who are aware of significant, confidential corporate developments; friends, business associates, and family members of such officers, directors, and employees; or other persons who misappropriated, and took advantage of, confidential information from their employers.

A purchase or sale of a security of an issuer made on the basis of material nonpublic information about that security or issuer, is considered insider trading if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase or sale.

The penalties for insider trading include a civil penalty to be paid by the person who committed such violation and by the person who, at the time of the violation, directly or indirectly controlled the person who committed such violation. The amount of the penalty shall not exceed three times the profit gain or loss avoided as a result of such unlawful purchase, sale, or communication. The amount of the penalty for the controlling person shall not exceed the greater of $1,000,000, or three times the amount of the profit gain or loss avoided as a result of such controlled person’s violation. These penalties are subject to change at any time.

FCA expects that each of its Supervised Persons will obey the law and not trade based on material, nonpublic information. In addition, FCA discourages its Supervised Persons from seeking or knowingly obtaining material, nonpublic information.

Supervised Persons are not permitted to buy or sell securities based on insider information; nor are they permitted to recommend securities based upon insider information. FCA requires each of its Supervised Persons to sign off on this Compliance Manual at least annually which includes a statement that the Employee will not engage in insider trading. Executed documents are maintained in FCA’s books and records.

FCA does not have an investment banking division or affiliate and does not currently have any Supervised Persons serving as officers or directors of any company that has issued publicly traded securities. Accordingly, FCA does not anticipate that its Supervised Persons will routinely be in receipt of material, nonpublic information. From time to time, however, a Supervised Person may receive such information.

If any Supervised Person receives information which may constitute material, nonpublic information, the Supervised Person should (a) not buy, sell, or recommend said securities, including options or other securities convertible into or exchangeable for such securities, for a personal account or a Client account, (b) discuss promptly such information with the Chief Compliance Officer, and (c) not communicate such information to any other person (other than the Chief Compliance Officer). If the Chief Compliance Officer is unavailable, the Supervised Person should discuss with FCA’s CEO. Under no circumstances should information that may constitute material, nonpublic information be shared with any persons not employed by FCA, including family members and friends.

From time to time, an Investor may serve as a director, officer, employee, or a consultant for companies in which FCA or a Supervised Person has a securities position. If FCA is aware of such a situation, Supervised Persons should be extremely careful when engaging in conversations with those Investors to avoid any communication of material, nonpublic information and should consult with the Chief Compliance Officer regarding any such conversations that Supervised Persons believe may require further analysis to ensure that inadvertent violations do not occur and to avoid the appearance of impropriety.

A Supervised Person must inform FCA immediately if (a) the Supervised Person becomes aware that any Investor serves or is about to serve as a director, officer, employee, or consultant to any company that issues securities that are publicly traded or (b) the Supervised Person obtains any material, nonpublic information from such an Investor.

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of federal securities laws. Supervised Persons are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Supervised Persons of FCA and other market participants and trading/business counterparties. Supervisory Persons should consult with the Chief Compliance Officer with questions about the appropriateness of any communications. If there is any question as to whether a contemplated purchase or sale would violate the insider trading rules, the Supervised Person will obtain written permission from the Chief Compliance Officer prior to executing the transaction.

5. Disclosure of Conflicts

Supervised Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the Chief Compliance Officer. Supervised Persons should avoid any activity which might reflect poorly upon themselves or FCA or which would impair their ability to discharge their duties with respect to FCA and our Clients. Please see the Conflicts of Interest policy provisions of the Compliance Manual.

Personal Trading

FCA is adopting the following policy and requirements that shall be applicable to all Employees. As a fiduciary to our Clients, FCA has created this policy to prevent Employees from engaging in trading that can create or give the appearance of conflicts of interest with Client accounts.

Securities Transactions - Pre-Clearance

Initial Public Offering and Limited Offering Restrictions

Employees may not acquire any securities issued as part of an Initial Public Offering (“IPO”), Limited Offering, or Private Placement, absent prior approval by the Chief Compliance Officer or the Chief Compliance Officer’s designee using MyComplianceOffice (“MCO”). An Employee seeking participation in an IPO, Limited Offering, or Private Placement must disclose whether, to their knowledge, the investment is being considered for purchase in a Client account. Chief Compliance Officer approval will consider, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with FCA. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Supervised Persons with no personal interest in the issuer.

Any questions about what constitutes a Limited Offering or Private Placement should be directed to the Chief Compliance Officer. Limited Offerings and Private Placement restrictions are meant to include securities related transactions such as the purchase of shares or contribution of capital. Non-security related transactions such as the purchase of a building in a direct real estate deal do not constitute a Limited Offering or Private Placement and need not be disclosed.

Restricted List

FCA may from time to time maintain a restricted security list which contains securities that Supervised Persons are prohibited from purchasing or selling. The Chief Compliance Officer will circulate this list if a new security is added to the list, and periodically as necessary. Supervised Persons are not permitted to disclose names on the Restricted List to any non-FCA person without the written permission of the Chief Compliance Officer.

Initial and Annual Holdings Reports

Each Access Person must submit to the Chief Compliance Officer a holdings report via MCO.(1) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (2) annually, on a date selected by the Chief Compliance Officer, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

●	The title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;
●	The name of any broker, dealer, or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts which hold only non-Reportable Securities, must be included if the Access Person could transact Reportable Securities in such account); and
●	The date the Access Person submits the report.

Brokerage statements containing all required information may be attached to the Holdings Report form if submitted timely. To the extent that a brokerage statement lacks some of the information otherwise required to be reported, Access Persons must submit a holdings report containing the missing information as a supplement to the statement or confirmation.

Quarterly Securities Transactions Reports

Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the Chief Compliance Officer covering all transactions in Reportable Securities via MCO. Access Persons must submit a report each quarter, even if no reportable transaction occurred during that quarter. If no reportable transactions occurred, the Access Person should indicate this fact in the form.

Transactions reports must contain the following information:

●	The date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;
●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
●	The price of the security at which the transaction was effected;
●	The name of the account, and broker, dealer, or bank with or through which the transaction was effected; and
●	The date the Access Person submits the report.

Brokerage account statements or trade confirmations containing all required information may be attached to the form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, Access Persons must submit a transactions report containing the missing information as a supplement to the statement or confirmation.

Exceptions to Reporting Requirements

Reporting requirements apply to all transactions in Reportable Securities other than transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and transactions effected pursuant to an Automatic Investment Plan or DRIP.

Access Persons should consult the Chief Compliance Officer with any questions about whether either of the exemptions listed above applies. If an Access Person has given up investment discretion of a personal account to another unaffiliated party, he/she should submit a letter from the broker attesting to this fact to the Chief Compliance Officer at the time of such action. The Chief Compliance Officer will maintain documentation supporting the assessment that the account is not reportable.

For those specific instances where an Access Person has given up investment discretion over an account to a third party, the Access Person may be required to certify periodically that the account continues to be non-reportable, considering these factors.

Prohibition on Self Pre-clearance

No Access Person shall pre-clear their own trades, review their own reports or approve their own exemptions from this Code. The Chief Compliance Officer or designee is responsible for conducting a quarterly review of reported transactions. When such actions are to be undertaken with respect to the Chief Compliance Officer’s personal transactions and reports, an appropriate officer of FCA will perform such actions as are required of the Chief Compliance Officer by this Code.

Trustee Arrangements

Supervised Persons are prohibited from personally managing accounts for unrelated (i.e., non-family member) third parties or serving as a trustee for third parties unless the Chief Compliance Officer pre-clears the arrangement and the Chief Compliance Officer finds that the arrangement would not harm any Client or would not otherwise trigger a custody situation. The Chief Compliance Officer may require the Supervised Person to report transactions for any such account, if approved, and may impose such conditions or restrictions as are warranted under the circumstances.

Outside Business Activities and Interests

Supervised Persons may not accept membership on the board of directors of publicly traded companies unless first approved, in writing, by the Chief Compliance Officer. Approval will be based upon a determination that the board service would not conflict with the interests of FCA and its Clients. In circumstances in which public board service is authorized, publicly traded securities issued by the company will be placed on FCA’s Restricted List. Further, FCA shall not invest the assets of a Client in a company where an investment professional of FCA currently serves as a director or member of an advisory board of such company.

Supervised Persons must obtain prior approval from the Chief Compliance Officer for any outside activity which involves:

●	A time commitment that would prevent you from performing your duties for the Adviser or that would otherwise be restricted or prohibited by a Client agreement or Governing Documents of a Fund sponsored by FCA;
●	A time commitment that would reasonably represent more than 10% of a Supervised Person’s time, which may trigger disclosure obligations for the Supervised Person on Form ADV Part 2B;
●	A level of compensation that would reasonably represent more than 10% of a Supervised Person’s compensation, which may trigger disclosure obligations for the Supervised Person on Form ADV Part 2B;
●	Your active participation in any business in the financial services industry (apart from participating in connection with a Fund sponsored by FCA or other Client investment) or otherwise in competition with the Adviser;
●	Serving as a director, officer, or general partner of any business, corporation, or partnership (excluding family owned businesses and charitable and non-profit organizations); or
●	Serving as a director or officer of a charitable or non-profit organization where you are providing investment advice.

An outside activity may never:

●	Pose a reputational risk for the Adviser;
●	Inappropriately influence a Supervised Person’s business dealings or otherwise create a conflict of interest vis-à-vis the interests of the Adviser or its Clients/Investors; or
●	Involve use of the Adviser’s Client, Investor, or proprietary information.

Notwithstanding the foregoing, Supervised Persons may not serve on the board of any company whose securities are publicly traded, or of any company in which the Adviser or any Client account owns securities without the consent of the Chief Compliance Officer.

On an annual basis, Supervised Persons must review and certify to outside business activities which previously required pre-approval or were previously reported, using MCO. At all times, Supervised Persons should ensure that their outside business activities do not present a risk of conflict of interest for the Adviser or its Clients and that the Supervised Person make it clear that they are not acting or providing advice on behalf of the Adviser.

The Chief Compliance Officer may require further information concerning any outside activity for which approval is requested, including the number of hours involved and the compensation to be received. The Chief Compliance Officer will review each reported outside business activity and together with FCAs management, as necessary, decide whether such activity must be restricted, monitored, and/or disclosed by the Adviser. Supervised Persons are advised to consult the Chief Compliance Officer with any questions as to whether an outside activity is reportable under this policy.

Gifts and Entertainment

The Adviser recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Adviser. Subject to the guidelines below, Supervised Persons are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, Supervised Persons should always act in the best interests of the Adviser and its Clients and should avoid giving or accepting any gift or entertainment, regardless of value, that might create an actual or perceived conflict of interest or impropriety as it relates to the Adviser’s business relationships. Supervised Persons should contact the Chief Compliance Officer to discuss any offered activity or gift that may create such a conflict. The Adviser reserves the right to prohibit the acceptance or retention of a gift or entertainment or offer of a gift or entertainment, regardless of value, as it may determine in its sole discretion.

Entertainment may include such events as meals, shows, concerts, theatre events, sporting events, or similar types of entertainment. An entertainment event will only be deemed to be entertainment if a representative of the service provider or counterparty is also attending the event (otherwise, it will be deemed a gift). Entertainment also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses.

The Adviser has adopted the following principles and procedures governing gifts and entertainment with respect to Clients, prospective Clients, service providers, counterparties and others conducting business with or seeking to conduct business with FCA:

●	Supervised Persons may not offer, accept, or solicit gifts, gratuities, trips, or other accommodations which might create or appear to create a conflict of interest, interfere with the impartial discharge of the Supervised Person’s responsibilities to Clients or Investors, or place the Adviser in a difficult or embarrassing position.
●	Any gifts or entertainment of significant value offered to a Supervised Person must be submitted and approved by the Chief Compliance Officer using MCO. For the purposes hereof, a gift will be deemed to be of significant value if it exceeds $400 per gift per person from or to any person, and an entertainment event will be deemed to be of significant value if it exceeds $1,500 per event per person from or to any such person, when such gift or entertainment relates to the business of the Adviser. It is noted that offers to pay an entry fee or related lodging for a Supervised Person to attend a seminar or professional networking event, while not considered entertainment, would generally be considered a gift subject to this policy.
●	Supervised Persons may not request or solicit gifts, personal services, or particular entertainment events without approval from the Chief Compliance Officer.
●	No gift of cash or cash equivalents may be accepted or given.
●	Supervised Persons may not accept reimbursement for speaker fees or honorarium for addresses or papers given before audiences, or consulting services or advice they may render without approval from the Chief Compliance Officer.
●	Items such as pens, coffee mugs or clothing items with a third party’s logo are excluded.
●	The Chief Compliance Officer will keep records that memorialize all gifts and entertainment events reported to and approved by the Chief Compliance Officer for each calendar year.

In addition, various limitations, prohibitions, or reporting requirements may exist in providing gifts or entertainment to government (whether U.S. federal, state, or local or non-U.S.) officials or employees, union officials or officers or directors, officers, employees, or other representatives of Government Entities (as defined in Section 1923) or similar non-U.S. governmental bodies or plans. Accordingly, Supervised Persons must obtain approval from the Chief Compliance Officer before giving or offering to give any gift or entertainment to anyone referred to in the prior sentence.

Supervised Persons are also strongly encouraged to bring any concerns or questions about the giving of gifts or entertainment, or receipt of gifts or entertainment, to the prompt attention of the Chief Compliance Officer, even if the gift or entertainment is not of significant value.

Political Contributions

All investment advisers under the Advisers Act, including ERAs, are subject to Advisers Act Rule 206(4)-5, which prohibits advisers from engaging in pay-to-play practices (i.e. being compensated for investment advisory services to a government entity or official after making political contributions to the same). Rule 206(4)-5 imposes a two-year “cooling-off” period after making a contribution to an official of a government entity before an investment adviser can receive compensation for providing advice to the government entity and requires that any third-party solicitors used by such advisers also be subject to pay-to-play restrictions. Furthermore, investment advisers may not solicit or coordinate campaign contributions for officials of a government entity to which the adviser provides, or is seeking to provide services.

This policy establishes the procedures through which FCA will comply with SEC Rule 206(4)-5 and related recordkeeping rules in Rule 204-2, regarding political activity by investment advisers who do business with government entities, and the use of placement agents.

The intent of Rule 206(4)-5 is to remove the connection between political contributions to state and local officials who may have influence over the awarding of government and public pension investment advisory business (i.e., “pay-to-play” practices).

Pre-Approval of Personal Contributions, Coordination and Solicitation of Contributions, Fundraising

All political activities of Supervised Persons must be kept separate from employment and expenses may not be charged to FCA. Supervised Persons may not use FCA facilities for political campaign purposes.

Supervised Persons or household related parties are prohibited from making political contributions without preapproval unless their contribution is within the de minimis exception. The de minimis exception permits contributions according to the following guidelines:

●	Up to $350 per candidate per election cycle, to incumbents or candidates for whom they are eligible to vote
●	Up to $150 per candidate per election cycle, to other incumbents or candidates

On a quarterly basis, the CCO, or Designee, will request reporting of all political contributions during the previous quarter. The reporting should include contributions by spouses, household family members and all contributions by other parties (lawyers, affiliated companies, acquaintances, etc.) directed by the Supervised Person. The report should include the individual or election committee receiving the contribution, the office for which the individual is running, the current elected office held (if any), the dollar amount of the contribution or value of the donated item and whether or not the Supervised Person is eligible to vote for the candidate. Contributions to Political Action Committees (PACs) and political parties should not be included in the reporting unless FCA is engaged in or considering engaging in business with an individual or organization which would be a beneficiary of such contribution.

6. Disciplinary Actions and Sanctions

Disciplinary action resulting from violations of this Code will be determined by the Chief Compliance Officer in coordination with any appropriate managers. Violations may result in varying levels of reprimand, while sanctions may include verbal warnings, written reprimands, monetary fines, and other responses, up to and including, termination of employment. FCA reserves the right to address violations in the best interests of the Adviser regardless of the number of violations incurred by the Supervised Person. Violations will be documented and will remain in compliance books and records and human resources files, as applicable.

7. Code Notification and Access Person Certifications

The Chief Compliance Officer shall provide notice to all Access Persons of their status under this Code. Each employee designated an Access Persons will receive a copy of the Code and training upon their designation. Additionally, each Access Person will be provided a copy of the Code in the event amendments occur on a quarter-end basis. After reading the Code or amendment, each Access Person shall make the certification contained in MCO. Access Persons will receive training on the Code upon hire and annually thereafter. The Chief Compliance Officer shall keep records Code training sessions and a list of the Access Persons attendance.

8. Recordkeeping and Review

This Code, any written prior approval for an IPO, Limited Offering, Private Placement, or other specified security transaction, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the Chief Compliance Officer, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Adviser’s records, as appropriate, for the periods and in the manner required by Rule 204A-1. To the extent appropriate and permissible, the Chief Compliance Officer may choose to keep such records electronically.

The Chief Compliance Officer shall review this Code and its operation at least annually and may determine to make amendments to the Code as a result of that review. Amendments shall be distributed as described herein.